Exhibit 99.1

NEWS RELEASE

  First Litchfield Financial Corporation Ranked in the Top 25 Public Companies

Litchfield, Connecticut, July 8, 2005...First Litchfield Financial Corporation (NASDQ: FLFL) (the "Company") the holding company for The First National Bank of Litchfield (the "Bank") reported that it has once again, been named as one of the top 25 public companies in the state of Connecticut. A recent study by the Hartford Courant, published on June 21, 2005, ranked First Litchfield Financial Corporation nineteenth within the top 25 best performing publicly traded companies based in Connecticut. This is the second consecutive year that the Company has been named in the "Top 25" group.

First Litchfield was the only company located in Litchfield County to be included in the list and the only bank to be included for each of the past consecutive two years. The list of companies is diverse with regard to size and industry. Other companies included United Technologies of Hartford, Aetna
Insurance of Hartford, The Stanley Works of New Britain and Praxair Inc. of Danbury.

In determining the criteria for the best managed companies the study considers a weighted average of the following factors: return on capital, two-year shareholder return (market performance), growth in profit margin and change in employment level. The study acknowledges that the critical component of the equation is return on capital which is defined as a company's earnings as a percentage of shareholder investment. The higher a company's return on capital the more alternatives it has for future investment, product development or increase of dividends. Stock market performance, which is traditional in judging growth of shareholder value, is also a heavily weighted factor.

First Litchfield's President and CEO, Joseph J. Greco stated, "We believe that aligning shareholder returns with Company profitability and sustained earnings growth, is fundamental to building shareholder value. Our focus is to build our franchise and increase shareholder value to become the premier financial institution in Northwest Connecticut. We are extremely proud to once again be included in the Top 25 list."

The First National Bank of Litchfield is a community bank operating full service banking offices in Goshen, Litchfield, Marble Dale, Roxbury, Washington and Torrington. The Bank will be opening a full-service branch in Canton this fall. The Bank maintains a full service Trust department that offers asset management, custody and estate settlement services to individuals, non-profit and commercial customers. Additionally, the Bank offers nondeposit retail investment products such as mutual funds, annuities and insurance through its relationship with Infinex Investments, Inc. and Infinex Insurance Agency, Inc. The Company's website address is www.fnbl.com.

Statements contained in this news release contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the beliefs and expectations of management as well as the assumption made using information currently available to management. Because these statements reflect the views of management concerning future events, these statements involve risks, uncertainties and assumptions, including, among others: changes in market interest rates and general and regional economic conditions; changes in government regulations; changes in accounting principles; and the quality or composition of the loan and investment portfolios and other factors that may be described in the Company's quarterly reports on Form 10-Q and its annual report on Form 10-K, each filed with the Securities and Exchange Commission, which are available at the Securities and Exchange Commission's internet website (www.sec.gov) and to which reference is hereby made. Therefore, actual future results may differ significantly from results discussed in the forward-looking statements.

Contact Person:  Joseph J. Greco, CEO
(860) 567-6438